Exhibit 99.2
hhgregg Appoints Robert Riesbeck as President and Chief Executive Officer
August 1, 2016 - INDIANAPOLIS--(BUSINESS WIRE)-- hhgregg, Inc. (NYSE:HGG) announced today that Robert Riesbeck has been appointed President and Chief Executive Officer of hhgregg. Mr. Riesbeck was appointed Interim President and Chief Executive Officer of hhgregg in February 2016. Mr. Riesbeck will remain in the role of Chief Financial Officer until a replacement is appointed.
Prior to joining hhgregg in 2014, Mr. Riesbeck served as Operations Executive/Group CFO at Sun Capital Partners, where he was responsible for financial and operations oversight of a diverse group of portfolio companies with combined revenues exceeding $5 billion. Prior to that, Mr. Riesbeck was CFO of Marsh Supermarkets. Prior to this, Mr. Riesbeck was CFO of American Golf Corporation and also previously held business-unit COO and CFO roles at Nike, Inc. Mr. Riesbeck began his career with Grant Thornton LLP.
Mr. Riesbeck commented, “I am very excited to be appointed the President and CEO. Over the past six months, we have made progress toward our top company goal of driving sales growth through our focus on appliances, furniture and large, premium television. The team we put in place over the last 12 months will continue to build on this momentum to achieve our company's growth and profitability goals and drive the long-term shareholder value of hhgregg.”
About hhgregg
hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer currently with 226 stores in 20 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.

hhgregg, Inc.
Lance Peterson, 317-848-8710
Director, Finance & Investor Relations
investorrelations@hhgregg.com